UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2018

Aspen Aerogels, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36481	04-3559972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Forbes Road, Building B, Northborough, MA		01532
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 691-1111

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company                ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2018, Aspen Aerogels, Inc. (the “Company”) amended and restated its existing supply agreement and side agreement with BASF SE, each dated June 21, 2016 (the supply agreement, together with the side agreement, each as amended and restated, the “ASA”). Pursuant to the ASA, the Company will sell exclusively to BASF, the Company’s Spaceloft® A2 product (“Product”) at annual volumes to be specified by BASF up to certain volume limits. Pricing is based on a cost-plus formula. The ASA also specifies the markets in which BASF will be permitted to sell Product. The ASA will terminate on December 31, 2027, if not renewed prior to such date. Upon expiration of the ASA, the Company will be subject to a post-termination supply commitment for an additional two years.

The ASA provides for, among other things, (i) the assignment of the supply agreement by BASF SE to its affiliate, BASF Polyurethanes GmbH (“BASF”), (ii) advances, or prepayments, by BASF to the Company from time to time upon agreement between BASF and the Company, at BASF’s sole discretion, up to the aggregate amount of $22 million, and (iii) the payment of the first tranche of such prepayments by BASF to the Company in the amount of $5 million in two installments in 2018 (the “First Tranche Prepayment”). Pursuant to the ASA, the Company secured the Company’s obligation to repay the prepayment with a first priority security interest in all of the Company’s interest in real estate, machinery and equipment located at the Company’s existing manufacturing facility in East Providence, Rhode Island. The Company also granted non-exclusive licenses to the Company’s Rhode Island subsidiary under the Company’s intellectual property as necessary to operate such machinery and equipment.

With respect to the First Tranche Prepayment, the Company will credit 25.3% of any amounts invoiced by the Company for Product sold to BASF after January 1, 2019 against any remaining balance of the First Tranche Prepayment, with such repayment by credit limited to a specified annual amount. If there is any remaining balance from the First Tranche Prepayment as of December 31, 2021, BASF may require that the Company repay such amount to BASF after December 31, 2021. The specific terms of any additional tranches of prepayments, if any, are to be agreed between BASF and the Company at a future date. Under the ASA, BASF has no obligation to purchase Product and has no obligation to make any prepayment other than the First Tranche Prepayment.

Notwithstanding the foregoing, the prepayments may be repaid by the Company to BASF at any time in whole or in part for any reason. In the event of a sale of all or substantially all of the Company’s assets or a change of control of the Company, BASF may in certain instances have the right to terminate the ASA, in which case any remaining balance of the prepayments as of such sale or change of control will be due and payable to BASF within 30 days of the relevant transaction.

The foregoing description of the ASA is only a summary of its material terms and does not purport to be complete. This summary is qualified in its entirety by reference to the description of the supply agreement contained in the Current Report on Form 8-K filed by the Company on June 22, 2016 and by the text of the ASA, a copy of which will be filed as an exhibit to a future periodic report of the Company.

Item 2.02 Results of Operations and Financial Condition.

On February 22, 2018, the Company announced its financial results for the fourth quarter and fiscal year 2017, which ended December 31, 2017, and also discussed business developments from the quarter and the fiscal year. A copy of the press release containing such announcement is attached hereto as Exhibit 99.1.

The information set forth in the press release, except for the information set forth under the heading “2018 Financial Outlook” and under the heading “About Aspen Aerogels, Inc.,” together with the forward-looking statement disclaimer at the end of the press release, is incorporated by reference into this Item 2.02 of this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company upon the commencement of the payment of the First Tranche Prepayment or any other prepayment is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

The information set forth under the heading “2018 Financial Outlook” and under the heading “About Aspen Aerogels, Inc.,” together with the forward-looking statement disclaimer at the end of the press release, is incorporated by reference into this Item 7.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Aspen Aerogels, Inc. on February 22, 2018

The press release may contain hypertext links to information on our website. The information on our website is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

The information contained in Items 2.02, 7.01 and 9.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aspen Aerogels, Inc.

Date: February 22, 2018	By:	/s/ John F. Fairbanks
	Name:	John F. Fairbanks
	Title:	Vice President, Chief Financial Officer and Treasurer